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                            FORM 8-K

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549


                         CURRENT REPORT


             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934



Date of Report (Date of earliest event reported): February 26, 1994





                 First Financial Corporation
     (Exact name of registrant as specified in its charter)




 Wisconsin                    0-11889             39-1471963
 (State or other              (Commission         (IRS Employer
 jurisdiction of              File Number)        Identification No.)
                              incorporation)



                        1305 Main Street

                 Stevens Point, Wisconsin  54481

  (Address of principal executive office)           (Zip Code)



 Registrant's telephone number, including area code: (715) 341-0400




                             Not applicable

  (Former name or former address, if changed since last report)






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Item 5.  Other Events.


         On February 26, 1994, First Financial Corporation
("FFC") and its wholly owned subsidiary, First Financial Bank, FSB ("First Financial") completed an acquisition (the
"Acquisition") of NorthLand Bank of Wisconsin, S.S.B.
("NorthLand"). As part of the Acquisition, NorthLand was merged with and into First Financial.

         At December 31, 1993, NorthLand reported total assets of $127.4 million and stockholder's equity of $11.4 million. Prior to the Acquisition, NorthLand operated 8 branches in northern Wisconsin. First Financial intends to continue to operate such branches as First Financial banking offices.

         In the Acquisition, FFC issued a total of 938,387 shares of its common stock, par value $1.00 per share ("FFC Shares"), to the stockholders of NorthLand Common Stock, par value $1.00 per share (the "NorthLand Shares") in exchange for each issued and outstanding share of NorthLand Shares. The number of FFC Shares into which each NorthLand Share was converted equals 130% of the "NorthLand Share Value" divided by the "FFC Share Value." In general, the "NorthLand Share Value" is the tangible net worth of NorthLand as of the end of January 1994. The FFC Share Value is $15.075, which is based upon the average of the average bid price, as quoted on the NASDAQ National Market System, for FFC Shares for each of the five trading days immediately preceding February 23, 1994. The Acquisition was consummated in accordance with an Agreement and Plan of Merger dated as of October 13, 1993, among NorthLand, FFC and First Financial.

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                           SIGNATURES



         Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  FIRST FINANCIAL CORPORATION.
                                  (Registrant)



                                  By   /s/ John C. Seramur
                                      John C. Seramur
                                      President and Chief
                                        Executive Officer

Dated:  March 11, 1994